September 8, 2022

The Advisors’ Inner Circle Fund

One Freedom Valley Drive

Oaks, Pennsylvania 19456

Re:	Opinion of Counsel regarding the Registration Statement filed on Form N-14 under the Securities Act of 1933

Ladies and Gentlemen:

We have acted as counsel to The Advisors’ Inner Circle Fund (the “Trust”), a Massachusetts voluntary association (commonly known as a business trust), in connection with the above-referenced registration statement on Form N-14 (the “Registration Statement”), which relates to the Trust’s units of beneficial interest, with no par value per share (collectively, the “Shares”) of the Cambiar Opportunity Fund and Cambiar Small Cap Fund (the “Funds”). This opinion is being delivered to you in connection with the Trust’s filing of the Registration Statement with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Rule 488(a) under the Securities Act of 1933, as amended (the “1933 Act”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

(a)	a certificate of the Commonwealth of Massachusetts certifying that the Trust is validly existing under the laws of the Commonwealth of Massachusetts;

(b)	the Trust’s Agreement and Declaration of Trust dated July 18, 1991, as amended and restated February 18, 1997 and as amended May 15, 2012 and August 18, 2020 (the “Declaration of Trust”), and Second Amended and Restated By-Laws, as amended May 20, 2020 (the “By-Laws”);

Morgan, Lewis & Bockius llp 1701 Market Street Philadelphia, PA 19103-2921 United States	+1.215.963.5000 +1.215.963.5001

(c)	a certificate executed by Matthew M. Maher, the Secretary of the Trust, certifying as to, and attaching copies of, the Declaration of Trust and By-Laws, and certain resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares of the Funds; and

(d)	a printer’s proof of the Registration Statement.

In our capacity as counsel to the Trust, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers and representatives of the Trust. We have assumed that the Registration Statement, as filed with the SEC, will be in substantially the form of the printer’s proof referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the terms of purchase described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the Commonwealth of Massachusetts.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

www.morganlewis.com

[•], 2022

Board of Trustees

The Advisors’ Inner Circle Fund

One Freedom Valley Drive

Oaks, Pennsylvania, 19456

Board of Trustees

Managed Portfolio Series

615 East Michigan Street

Milwaukee, WI 53202

Re:	Agreement and Plan of Reorganization, dated as of [•], 2022 (the “Agreement”), by and among (i) Managed Portfolio Series, a Delaware statutory trust (the “Target Trust”), severally and not jointly on behalf of the three series of the Target Trust identified in Schedule A as a Target Fund (each, a “Target Fund,” and together, the “Target Funds”); (ii) The Advisors’ Inner Circle Fund, a Massachusetts voluntary association (commonly known as a business trust) (the “Acquiring Trust”), severally and not jointly on behalf of the two series of the Acquiring Trust identified in Schedule A as an Acquiring Fund (each, an “Acquiring Fund,” and together, the “Acquiring Funds,”); and (iii) solely for the purposes of Sections 4.3, 5.1(f) and 9.2 of the Agreement, Cambiar Investors, LLC.

Ladies and Gentlemen:

You have requested our opinion as to certain U.S. federal income tax consequences of the reorganization of each Target Fund and the corresponding Acquiring Fund that will consist of, pursuant to the Agreement: (1) the transfer of all of the Assets (as defined in the Agreement) of the Target Fund to the corresponding Acquiring Fund in exchange solely for Institutional Class Shares (together with, in the case of the Cambiar Small Cap Fund, Investor Class Shares) of the Acquiring Fund (including fractional shares, if any) (“Acquiring Fund Shares”) and the assumption of the Stated Liabilities (as defined in the Agreement) of the Target Fund by the Acquiring Fund; (2) the distribution of Class A and Class I Acquiring Fund Shares (including fractional shares, if any) to the shareholders of Class A and Class I shares, respectively, of the corresponding Target Fund; and (3) followed immediately by the complete liquidation of the Target Fund. The transactions described in (1) through (3) of the immediately preceding sentence, collectively, with respect to each Target Fund and its corresponding Acquiring Fund, are referred to herein as a “Reorganization.”

In rendering our opinion, we have reviewed and relied upon (a) the Agreement, (b) the proxy materials provided to shareholders of the Target Funds in connection with the recently held special meeting of shareholders, (c) certain representations concerning each Reorganization made to us in letters from the Acquiring Trust and the Target Trust dated [•], 2022 (collectively, the “Representation Letters”), (d) the Acquiring Funds’ Registration Statement filed on Form N-14 (the “Registration Statement”), (e) all other documents, financial and other reports and corporate minutes that we deemed relevant or appropriate, (collectively (a) - (e), the “Documents”) and (f) such statutes, regulations, rulings and decisions as we deemed material with respect to this opinion. We have assumed that the Documents and Representation Letters present all material and relevant facts relating to the Reorganizations. All terms used herein, unless otherwise defined, are used as defined in the Agreement.

Boards of Trustees

[•], 2022

For purposes of this opinion, we have assumed that each Target Fund on the Closing of the Reorganizations will satisfy, and following the Reorganizations, each Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company. We have also assumed the accuracy and completeness of the information contained in the Documents. As to various matters of fact that are material to this opinion, we have relied, exclusively and without independent verification on the representations and warranties made in the Agreement by each Target Fund and each Acquiring Fund, as being true and correct in all material respects as of the Closing Date.

Based on the foregoing and provided each Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the Agreement and the Representation Letters, it is our opinion with respect to each Reorganization that:

1. The acquisition by an Acquiring Fund of all of the assets of its corresponding Target Fund, as provided for in the Agreement, solely in exchange for such Acquiring Fund Shares (including fractional shares, if any) and the assumption by such Acquiring Fund of the Stated Liabilities (as defined in the Agreement) of its corresponding Target Fund, followed by the distribution by such Target Fund to its shareholders of such Acquiring Fund Shares (including fractional shares to which they may be entitled, if any) in complete liquidation of the Target Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Target Fund and its corresponding Acquiring Fund each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by a Target Fund upon the transfer of all of its assets to its corresponding Acquiring Fund in exchange solely for such Acquiring Fund Shares (including fractional shares, if any) and the assumption by such Acquiring Fund of the Stated Liabilities (as defined in the Agreement) of its corresponding Target Fund pursuant to Section 361(a) and Section 357(a) of the Code, except for (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized (i) as a result of the closing of the Target Fund’s taxable year or (ii) upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

Boards of Trustees

[•], 2022

3. No gain or loss will be recognized by an Acquiring Fund upon the receipt by it of all of the assets of its corresponding Target Fund in exchange solely for the assumption of the Stated Liabilities (as defined in the Agreement) of such corresponding Target Fund and issuance of the Acquiring Fund Shares pursuant to Section 1032(a) of the Code.

4. No gain or loss will be recognized by a Target Fund upon the distribution of its corresponding Acquiring Fund Shares by such Target Fund to shareholders of the Target Fund in complete liquidation (in pursuance of the Agreement) of the Target Fund pursuant to Section 361(c)(1) of the Code.

5. The tax basis of the assets of a Target Fund received by its corresponding Acquiring Fund will be the same as the tax basis of such assets in the hands of such Target Fund immediately prior to the transfer of such assets, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Target Fund on the transfer pursuant to Section 362(b) of the Code.

6. The holding periods of the assets of a Target Fund in the hands of its corresponding Acquiring Fund will include the periods during which such assets were held by such Target Fund pursuant to Section 1223(2) of the Code, other than assets with respect to which gain or loss is required to be recognized and except where investment activities of the corresponding Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset.

7. No gain or loss will be recognized by the shareholders of a Target Fund upon the exchange of all of their Target Fund Shares solely for its corresponding Acquiring Fund Shares (including fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code.

8. The aggregate tax basis of Acquiring Fund Shares received by a shareholder of the corresponding Target Fund (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of such Target Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

9. The holding period of the Acquiring Fund Shares received by a shareholder of the corresponding Target Fund (including fractional shares to which they may be entitled) will include the holding period of such Target Fund Shares exchanged therefor, provided that the shareholder held such Target Fund Shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.

Boards of Trustees

[•], 2022

In order for each Reorganization to have the tax consequences described in (1) - (9) above, there must be, among other things, "continuity" of the applicable Target Fund's "business enterprise," as those terms are used in the applicable Treasury Regulations. Under applicable Treasury Regulations, continuity of business enterprise exists if an acquiring corporation either (a) continues the target corporation’s “historic business,” or (b) uses a significant portion of the target corporation’s “historic business assets” in the acquiring corporation’s business. Here, we understand that, prior to or following the Reorganizations, most of the portfolio securities held historically by the Target Funds will be, or will have been, sold in order to reinvest the proceeds of such sales in the portfolio securities selected under the criteria adopted by the corresponding Acquiring Fund. As a result of such sales, it is possible that a significant portion of each Target Fund’s historic business assets might not be used in the corresponding Acquiring Fund’s business, and it is therefore important to consider whether each Target Fund’s “historic business” will be continued by the corresponding Acquiring Fund.

In Revenue Ruling 87-76, 1987-2 C.B. 84, the IRS held that the "continuity of business enterprise" requirement was not met in the case of an acquisition of the assets of an investment company that invested in corporate stocks and bonds by another investment company that invested in municipal bonds. In that ruling, the IRS reasoned that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. There is little additional precedent regarding what constitutes a historic business and how a historic business can be continued on facts similar to those at hand.

Nevertheless, we believe that each of the Target Funds here would be in the same line of business as its corresponding Acquiring Fund (unlike the investment companies in Revenue Ruling 87-76), even if that line of business were evaluated at a point in time prior to any contemplation of the Reorganization in question. The following summarizes our analysis on this point:

Reorganization	Common Line of Business
Great Lakes Disciplined Equity Fund and Cambiar Opportunity Fund	These funds employ large-cap focused investment strategies, and the universes of securities in which the Funds may invest and which are considered by the respective portfolio managers are similar. These Funds also share relatively similar valuation principles.
Great Lakes Large Cap Value Fund and Cambiar Opportunity Fund	These funds each employ a large-cap value investment strategy and employ a fundamental investment discipline that utilizes an active “bottom up” investment approach, seeking to build focused portfolios of well-managed businesses trading at discounts to intrinsic values and possessing superior quality characteristics. The Great Lakes Large Cap Value Fund generally holds a similar number of securities as the Cambiar Opportunity Fund, in that the Great Lakes Large Cap Fund generally holds approximately 35-55 securities, while the Cambiar Opportunity Fund generally holds approximately 35 securities.
Great Lakes Small Cap Opportunity Fund and Cambiar Small Cap Fund	The Great Lakes Small Cap Opportunity Fund and Cambiar Small Cap Fund each employ a small-cap value investment strategy and employ a fundamental investment discipline that utilizes an active “bottom up” investment approach, seeking to build focused portfolios of well-managed businesses trading at discounts to intrinsic values and possessing superior quality characteristics. The Great Lakes Small Cap Opportunity Fund generally hold a similar number of securities as the Cambiar Small Cap Fund.

Boards of Trustees

[•], 2022

In view of these and other facts and considerations, we are of the opinion that the "continuity of business enterprise" requirement is met with respect to each Reorganization. However, as a result of the lack of authority on this issue, our opinion cannot be free from doubt.

No opinion is expressed as to any other U.S. federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the IRS or the courts. Accordingly, no assurance can be given that the opinions and analysis expressed herein, if contested, would be sustained by a court. Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the IRS as set forth in published revenue rulings and revenue procedures, present administrative positions of the IRS, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter.

Our opinion is conditioned upon the performance by the Acquiring Trust and the Target Trust of their respective undertakings in the Agreement and the Representation Letters.

Our opinion addresses only the specific federal income tax consequences of each Reorganization set forth above and does not address any other U.S. federal, or any state, local, or foreign, tax consequences of a Reorganization or any other action (including any taken in connection therewith). This opinion is being rendered to the Acquiring Trust, on behalf of the Acquiring Funds, and to the Target Trust, on behalf of the Target Funds, and may be relied upon only by the Acquiring Trust, the Target Trust, Target Funds, Acquiring Funds and their shareholders and may not be relied on for any purpose by any other person without our express written consent.

We hereby consent to the references to our Firm and the discussion of this opinion in the Registration Statement under the Proxy Statement/Prospectus heading “Federal Income Tax Considerations.” In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. Further, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Boards of Trustees

[•], 2022

Schedule A

Target Fund	Acquiring Fund
Great Lakes Disciplined Equity Fund	Cambiar Opportunity Fund
Great Lakes Large Cap Value Fund	Cambiar Opportunity Fund
Great Lakes Small Cap Opportunity Fund	Cambiar Small Cap Fund